Exhibit 21.1

List of Subsidiaries of Registrant

BioLargo Life Technologies, Inc., a California Corporation

ONM Environmental, Inc., a California Corporation

Clyra Medical Technologies, Inc., a California Corporation*

BioLargo Water Investment Group, Inc., a California Corporation

BioLargo Water, Inc., a Canadian Corporation**

BioLargo Development Corp., a California Corporation

BioLargo Engineering, Science & Technologies, LLC, a Tennessee limited liability company

* All subsidiaries are wholly owned except for Clyra Medical Technologies, Inc.

** A wholly owned subsidiary of BioLargo Water Investment Group, Inc.